Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
www.dlapiper.com

T: 973-520-2550
F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert
Michael E. Helmer

June 4, 2019
PDS Biotechnology Corporation
300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922

RE	PDS Biotechnology Corporation – Registration Statement on S-8

Ladies and Gentlemen:

Dear Ladies and Gentlemen:

We have acted as counsel to PDS Biotechnology Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an aggregate of 1,026,633 shares (the “Plan Shares”) of the Company’s common stock, par value $0.00033 per share, consisting of 468,562 shares of common stock issuable under the PDS Biotechnology 2009 Stock Option Plan, as amended (the “2009 Plan”), and 558,071 shares of common stock issuable under the PDS Biotechnology Corporation 2018 Stock Incentive Plan (the “2018 Plan”), as referenced in the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Eight Amended and Restated Certificate of Incorporation, as amended and the Second Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Plan Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the 2009 Plan and the 2018 Plan and any award agreement entered into under the 2009 Plan and the 2018 Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)